Exhibit 10.5

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

EXECUTION COPY

AMENDED AND RESTATED

PROGRAM AGREEMENT

This Amended and Restated Program Agreement (“Agreement”) is made effective this 1st day of January, 2003, between JACKSON HEWITT INC. (“Jackson Hewitt”) with its principal place of business at 7 Sylvan Way, Parsippany, New Jersey 07054, HOUSEHOLD TAX MASTERS INC., a corporation of the State of Delaware, with offices located at 90 Christiana Road, New Castle, Delaware (“HTMI”) and BENEFICIAL FRANCHISE COMPANY, INC., a Delaware corporation and an affiliate of HTMI, with its principal offices located at 90 Christiana Road, New Castle, Delaware (“Beneficial Franchise”).

Recitals

WHEREAS, Jackson Hewitt is in the business of providing income tax return preparation, electronic filing and related services to customers through independently owned and operated franchises (“Franchisees”) as well as through stores owned by Tax Services of America, Inc. (“TSA”), a Delaware corporation and a wholly owned subsidiary of Jackson Hewitt; and

WHEREAS, HTMI administers loans based on a customer’s anticipated federal income tax refund (“refund anticipation loans” or “RALs”), derivative RAL products such as Money NowSM loans (as hereinafter defined), products based on a customer’s actual federal and/or state income tax refund received (“refund anticipation checks” or “RACs”, and together with RALs, Money Now loans, and RACs, collectively, “Bank Products”); and

WHEREAS, Beneficial Franchise is the owner of the entire right, title and interest in and to United States Letters Patent Nos. 4,890,228, 5,193,057, and 5,963,921, which Letters grant Beneficial Franchise rights to certain processes and methods used in the processing and administration of certain Bank Products; and

WHEREAS, Jackson Hewitt desires that HTMI arrange for the provision of and administer Bank Products to certain customers of the Franchisees of Jackson Hewitt (as Jackson Hewitt may from time to time determine) and TSA, and HTMI is willing to so provide such services, subject to certain credit underwriting criteria determined as provided herein, HTMI’s approval, and the other terms and conditions hereinafter set forth (the “Program”); and

WHEREAS, the parties wish to amend, restate and replace that certain Program Agreement made effective on August 6, 2002, by and between Jackson Hewitt, Beneficial Franchise and Household Bank, f.s.b. (the “Original Program Agreement”), with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Program Agreement as follows:

1. DEFINITIONS.

1.1 “Applicant” shall mean an individual electing to apply for a Bank Product through a TSA office or the office of a Franchisee participating in the Program.

1.2 “Application” shall have the meaning set forth in Section 2.4 hereof.

1.3 “Applicable Law” shall mean all applicable federal, state and local laws, rules and regulations.

1.4 “Bank Product” shall mean a RAL, RAC, or Money NowSM loan.

1.5 “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the Originator is authorized or required by law to remain closed.

1.6 “Customer” shall mean a customer of TSA or of a participating Franchisee who obtains a Bank Product.

1.7 “IRS” shall mean the Internal Revenue Service.

1.8 “Marks” shall mean the names, trademarks, service marks, trade names, service names, and logos of a party that are designated by such party for use by the other hereunder as set forth on Exhibit A, as the same may be amended from time to time.

1.9 “Money Now” shall mean an advance of a portion of such Customer’s expected RAL made to a Customer on the same day that the Customer’s Return is filed with the IRS.

1.10 “Money Now Authorization Form” shall have the meaning set forth in Section 2.4 hereof.

1.11 “Money Now Fee” shall mean the total fee paid by a Customer to Originator for a Money Now loan.

1.12 “Originator” shall mean the state or nationally chartered banking institution, designated by HTMI and consented to by Jackson Hewitt, if required in accordance with Section 3.1, having sufficient net worth to support the Program.

1.13 “Program Protocols” shall mean those processes and procedures developed by HTMI for offering Bank Products by Jackson Hewitt through Franchisees and TSA.

1.14 “Qualified Expenses” shall mean all direct expenditures, including expenditures paid to the Originator, incurred in good faith by HTMI or any of its affiliates in connection with ordinary and routine servicing and origination of Bank Products on behalf of Customers and the performance of HTMI’s obligations hereunder, including (without limitation), salaries, employee benefits, cost of funds, depreciation, equipment rent, equipment maintenance, space rent, facilities maintenance, credit reports, legal forms and supplies, printing and distributing check stock, legal expenses (other than those incurred in connection with litigation of any kind or in connection with a joint effort with Jackson Hewitt to address state regulatory or legislative issues), telephone and telegraph, postage, delivery charges, travel, purchased services and systems, professional consulting, external staff training and other personnel-related expenses, advertising, sales promotion, including a loan offer solicitation, collection, systems, systems development, check clearing, cash management, software purchase, licensing or development and data processing expenses.

1.15 “Qualifying Procedures” shall mean procedures developed from time to time by HTMI in consultation with Jackson Hewitt and provided by HTMI to Jackson Hewitt prior to each tax season relating to Bank Products.

1.16 “RAC” shall mean a refund anticipation check based on a Customer’s federal or state income tax refund, which term shall also include the equivalent product by which the delivery of funds is accomplished through direct deposit. “RAC” shall also mean the products referred to by Jackson Hewitt as an “accelerated check refund” or “ACR” and as an “assisted direct deposit” or “ADD”.

1.17 “RAL” shall mean a refund anticipation loan based on a Customer’s anticipated federal income tax refund.

1.18 “RAC Fee” shall mean the total fee paid by a Customer to Originator for a RAC, which term includes the fees referred to by Jackson Hewitt as the “ACR Fee” and the “ADD Fee”.

1.19 “RAL Fee” shall mean the total fee paid by a Customer to Originator for a RAL.

1.20 “Return” shall have the meaning set forth in Section 2.2 hereof

1.21 “Subject Territories” means those jurisdictions set forth on Exhibit D hereto.

2. RIGHTS, DUTIES AND OBLIGATIONS OF JACKSON HEWITT.

2.1 Franchisees. Jackson Hewitt shall arrange for TSA and, at its option, certain Franchisees, to enter into separate agreements with HTMI (the form of which agreement, in the case of TSA, is attached hereto as Exhibit B and, in the case of Franchisees, is attached hereto as Exhibit C), relating to the provision of Bank Products to Customers.

2.2 Collection of Returns. Jackson Hewitt shall cause TSA and each Franchisee participating in the Program to prepare and/or collect and file with appropriate taxing authorities federal and state income tax returns (the “Returns”) for Customers, and TSA and such Franchisees shall be solely responsible for any liability to the taxpayer and/or the taxing authorities arising out of the preparation and/or collection and filing of such Returns.

2.3 Applicants. Jackson Hewitt shall cause TSA and each Franchisee participating in the Program to take such action as shall be reasonably necessary with respect to Applicants to obtain the certification required by the Application, and to otherwise follow all Qualifying Procedures.

2.4 Application and Certification Process. Jackson Hewitt shall cause TSA and each Franchisee participating in the Program to require each Applicant to (i) complete and sign an application for Money Now, RAL or RAC in a form developed by HTMI and reviewed by Jackson Hewitt prior to each tax season, and printed at Jackson Hewitt’s expense (the “Application”), and (ii) in the case of Money Now Applicants, complete and sign a supplemental document, among other things, authorizing Originator to obtain credit information in respect of the Applicant and to repay any delinquent RALs with the refund or proceeds of the loan, if any, made pursuant to the Application (the “Money Now Authorization Form”). The Application shall include, among other things, a request for certain information and certifications. In addition, the Application shall contain an authorization signed by the Applicant to use the tax return information for the Application process in accordance with Section 301.7216-3(b) of the U.S. Treasury Department Regulations and shall also include such additional consents as shall allow HTMI or any of its affiliates to collect on any delinquent RAL and to solicit any Applicant for present and future loans and financial products. Further, Jackson Hewitt shall encourage TSA and each participating Franchisee to make reasonable efforts to obtain consents from its customers who are not Applicants that will allow HTMI and its affiliates, after (and only after) receiving prior written consent from Jackson Hewitt, to solicit those customers for present and future loans and financial products. Consents for, and materials used in, the solicitation activities described in the immediately preceding sentence shall not mention the RAL program, any names, logotypes or marketing slogans related to the RAL program or any names, logotypes or marketing slogans of Jackson Hewitt, its subsidiaries or affiliates without the prior written consent of Jackson Hewitt. All such consents and materials shall be prepared by HTMI and reviewed by Jackson Hewitt; provided that HTMI shall be solely responsible for the form and content of such consents and materials and their compliance with Applicable Law.

2.5 Completion of IRS Form 8453 or similar form. In connection with each Application, Jackson Hewitt shall cause TSA and each Franchisee participating in the Program to complete IRS Form 8453 and any such other IRS or state forms as are required to complete the application process, which Form shall include information provided by HTMI (such as the applicable check routing number and applicable client account number) and shall name Originator as the financial institution. The Form 8453 and any such other IRS or state forms as are required to complete the application process shall be signed by an employee of TSA or Franchisee, as the case may be, and by each Applicant, and shall also indicate that the account is a “checking” account and that the source is “other”. Jackson Hewitt shall cause the same aforesaid information to be contained in the appropriate data fields as part of the Return electronically filed by TSA or the Franchisee.

2.6 Applicant Copies. Jackson Hewitt shall ensure that the Applicant receives from TSA and participating Franchisees, if any, a copy of the signed Application, signed Money Now Authorization Form, if any, signed IRS Form 8453 or similar form, and signed loan agreement

(“Loan Agreement”) and disclosure statement (“Disclosure Statement”) (which Loan Agreement and Disclosure Statement may be combined into one form), together with any agreements and other documents that, except for the IRS Form 8453 or similar form, HTMI reasonably may require, as identified to and reviewed by Jackson Hewitt prior to each tax season; provided that HTMI shall be solely responsible for the form and content of all of the aforementioned documents, and for their compliance with Applicable Law.

2.7 Retention and Handling of Documents. Jackson Hewitt shall cause TSA and each participating Franchisee to retain a copy of the signed Application, Money Now Authorization Form, if any, IRS Form 8453 or similar form, Loan Agreement and Disclosure Statement in the Applicant’s client file maintained by them for a period of five years following the preparation thereof (after which time such documents may be discarded). Upon HTMI’s written request, Jackson Hewitt shall cause TSA or the participating Franchisee to forward to HTMI copies of all such documents.

2.8 Completion of Disbursement Checks. TSA and participating Franchisees shall have the care and custody of consecutively numbered disbursement checks upon which they may affix a facsimile signature by way of an imprint of the authorized signatory of Originator. Jackson Hewitt shall cause TSA and participating Franchisees to take reasonable measures to keep such checks secure and safeguarded against loss or misuse. Jackson Hewitt shall cause TSA and participating Franchisees to deliver such checks to Customers only in accordance with this Agreement.

2.9 Forwarding Applications to HTMI. Jackson Hewitt shall incorporate or cause to be incorporated electronic filing software requirements provided by HTMI into its electronic filing software program relating to Applications. Jackson Hewitt shall extract all Money Now and RAL data from its IRS transmission file each time a return for an Applicant is sent to the IRS in accordance with the Electronic Data Processing Guidelines provided by HTMI from time to time. Jackson Hewitt shall not forward an Application for a Money Now, RAL or RAC to HTMI without having electronically transmitted or caused to be transmitted the Applicant’s Return to the IRS, and with respect to a RAL Application only, without having received acknowledgment of the Return’s acceptance from the IRS for Electronic Filing, which acknowledgment shall also include, if available, the reason the Return was rejected, as described in Chapter 3 of the IRS e-file Handbook for Authorized IRS e-file Providers of Individual Income Tax Returns (Publication 1345, including Rev. Proc. 2000-31), as the same may be amended from time to time. Jackson Hewitt shall not forward any Application for Money Now which does not also make application for a RAL. In the event it no longer becomes feasible to process Applications in the manner specified above in this Section 2.9 or to comply with any other obligations set forth in this Agreement due to circumstances or events beyond the control of the parties hereto, then the parties shall endeavor in good faith to take all reasonable actions necessary to promptly modify the Program in a manner resolving the problems. These modifications may include, without limitation, changes to the Money Now Fee, the RAL Fee, the RAC Fee, the Money Now credit criteria, or the RAL credit criteria; provided that the Originator consents thereto. Notwithstanding the foregoing, the parties shall in all events preserve their right to terminate this Agreement in accordance with Section 8.2.

2.10 Completion of Applications. Jackson Hewitt shall be responsible for ensuring that the Application is completed by or on behalf of such Customer and accurately reflects all material information received from the Customer, including social security number(s); provided, however, that Jackson Hewitt shall in no event be held responsible for false or inaccurate information provided by Customers. Jackson Hewitt shall cause TSA or participating Franchisees, as applicable, to pay HTMI the amount of any RAL that is not collected by HTMI to the extent, and only to the extent, that the failure of HTMI to collect such RAL (whether through Direct Deposit or collection from the Customer) is solely the result of the failure of TSA or a participating Franchisee to complete accurately information as received from the Customer. All amounts, if any, owed by TSA or a participating Franchisee under this section shall be paid to HTMI in one lump sum within 60 days after HTMI verifies, to the reasonable satisfaction of TSA or the participating Franchisee, as applicable, that the failure of collection was caused by failure of TSA or such participating Franchisee to complete accurately the information. Jackson Hewitt shall consult with HTMI to develop a system for eliminating transmission errors, to the extent practicable.

2.11 Providing Customer Returns. For fraud detection and collection purposes, Jackson Hewitt shall provide HTMI or its affiliate, Fraud Service Bureau (“FSB”), with a copy of each Customer’s electronically filed Return in the format prescribed by the IRS simultaneously with or promptly after the Application is transmitted to HTMI but in no event later than May 30th following the applicable tax season. If interactive processing is not available at any time for any reason, then such transmission shall be made only after interactive processing is restored or in one batch delivery or transmission not later than May 30th following the applicable tax season. In the event that HTMI should require a Customer’s Return for collection purposes prior to May 30th following the applicable tax season, then, upon HTMI’s request, and to the extent practicable, Jackson Hewitt shall promptly forward such Customer’s Return to HTMI.

2.12 Lost Checks. If a Customer notifies TSA or a participating Franchisee that a check disbursed by TSA or such Franchisee has become lost, or that he or she has not received a check mailed by HTMI within 14 days, then Jackson Hewitt shall cause TSA or such Franchisee, as the case may be, to immediately notify HTMI to cause a stop payment thereon. In either case, Jackson Hewitt shall cause TSA or such Franchisee to contact HTMI directly to facilitate the issuance of a new check and an indemnifying bond in a form satisfactory to HTMI, which bond shall be completed by the Customer.

2.13 Compliance with Program Protocols and Applicable Law. Jackson Hewitt shall comply with all applicable Program Protocols and Applicable Law in connection with the performance of its obligations hereunder. Jackson Hewitt shall follow, and shall cause TSA and participating Franchisees, if any, to follow all Program Protocols with respect to the preparation and processing of Applications.

3. RIGHTS, DUTIES AND OBLIGATIONS OF HTMI.

3.1 Designation of Originator. HTMI shall, subject to Jackson Hewitt’s prior written approval (which approval shall not be unreasonably delayed or withheld), designate an Originator prior to each tax season to be the maker of RALs and issuer of RACs; provided, however, that if the designated Originator is Imperial Capital Bank (“Imperial”) or an affiliate of HTMI, then Jackson Hewitt’s prior written approval shall not be required. For the 2003 and 2004 tax seasons, Imperial shall be the Originator.

3.2 Establishment of RAL and RAC Accounts and Making of Loans.

(a) Establishment of Accounts. HTMI shall process Applications and administer Bank Products with respect to such Applications received electronically from Jackson Hewitt according to the credit criteria established in accordance with Section 3.4. HTMI shall cause Originator to establish an account (“Deposit Account”) for Customers, and Originator shall have the right to offset against the Bank Product all sums received from the IRS or state taxing authority which are deposited in the Deposit Account in connection with such Customer’s refund up to the amount of the Bank Product inclusive of any Money Now Fee, RAL Fee, RAC Fee or other fees or charges. If a Customer is mailed a refund check rather than receiving the refund electronically in the Deposit Account, or receives a refund less than the amount anticipated, then Originator shall have the right under the Application with the Customer to be paid directly by such Customer.

(b) Making of RALs and Money Now Loans. Notwithstanding the foregoing, HTMI is not obligated to administer a loan to an Applicant unless the Customer’s Application is approved in accordance with the applicable credit criteria established in accordance with Section 4.3. Subject to such credit criteria and approval, HTMI shall administer Money Now and RALs to Applicants who tender Applications therefor at, or whose Return or Application is processed through, a TSA or participating Franchisee office.

3.3 Deduction of Additional Charges. HTMI shall, upon receipt of a Customer’s check reconciliation record from Jackson Hewitt, remit on the same Business Day directly by way of an automated clearing house credit to the appropriate Jackson Hewitt bank account (as identified to HTMI in writing by Jackson Hewitt), the additional fees or charges authorized by the Applicants for payment to Jackson Hewitt, TSA, or participating Franchisees including, without limitation, tax preparation, electronic filing, Bank Product Application and “Gold Guarantee” fees.

3.4 Establishment of Money Now Fee, RAL Fee, RAC Fee and Credit Criteria. HTMI shall, after prior consultation with Jackson Hewitt, including a discussion with respect to any impact on the terms of Sections 5 and 6, propose to Originator the Money Now Fee, RAL Fee, RAC Fee, and the credit criteria that shall apply to an Application for Money Now and for a RAL each year and such established fees and credit criteria shall be provided to Jackson Hewitt on or before December 15th of the prior year. If, after being provided with such information, Jackson Hewitt determines that the Money Now Fee, RAL Fee or RAC Fee is inconsistent with the Money Now Fee, RAL Fee or RAC Fee charged by the RAL lender for its national program, or that the credit criteria listed in the Application relative to Money Now or a RAL is materially more restrictive than the credit criteria used by such lender, then Jackson Hewitt may terminate this Agreement pursuant to Section 8.2. HTMI may not propose to Originator a modification to any of the aforementioned fees, or to the credit criteria listed in the Application, for the ensuing

[*]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

tax season after such information is so provided to Jackson Hewitt. HTMI shall only administer Bank Products in which the Money Now Fee, RAL Fee and RAC Fee employ a pricing structure consistent with Jackson Hewitt’s past practice [*], although the amount of such fees may be different.

3.5 Development of Forms/Materials. HTMI shall develop Program Protocols for the offering, marketing, receipt and processing of Applications, the making of loans and the delivery of loan proceeds and shall create and distribute to Jackson Hewitt for its prior review forms to be used by TSA and each participating Franchisee of each of the following: the Application, the Money Now Authorization Form, the Loan Agreement, the Disclosure Statement, consent for future solicitation (to the extent not otherwise included elsewhere) and disbursement checks. HTMI may, but shall not be required to (except as set forth in Section 3.12), create solicitation, marketing and/or promotional materials relating to the Program, each of which (if created) shall be subject to Jackson Hewitt’s prior review. HTMI covenants and agrees that the Program Protocols and all documents and materials provided by it (or by it on behalf of Originator) hereunder (including, without limitation, Applications, Money Now Authorization Forms, Loan Agreements, Disclosure Statements, consents, disbursement checks, solicitation materials and marketing or promotional materials) shall comply with Applicable Law.

3.6 Compliance with Laws, Rules and Regulations. HTMI shall comply with all Applicable Law in connection with any act or omission in connection with its administration of Bank Products and the performance of its obligations hereunder. HTMI shall cause Originator to comply with all Applicable Laws in connection with the offer and sale of Bank Products administered by HTMI hereunder.

3.7 Review of Marketing Materials Prepared by Jackson Hewitt. Jackson Hewitt may (but shall not be obligated to) create marketing or promotional materials that relate, in whole or in part, to the Program. In all cases in which HTMI’s or Originator’s Marks are used in such materials, HTMI shall have the opportunity to review and comment upon the same within two (2) weeks of its receipt thereof (provided, however, that HTMI shall have no further right to comment if it does not do so within such two-week period, unless such comments relate to changes necessary to conform the Program to Applicable Law).

3.8 Check Stock. HTMI shall provide and distribute to TSA and each participating Franchisee the necessary check stock to participate in the Program, and shall replenish such stock promptly upon the request of TSA or such Franchisee (including, if necessary, by overnight delivery at HTMI’s expense).

3.9 Processing of Loan Applications; Check Print Authorizations. HTMI shall timely process each Money Now and RAL Application in accordance with industry standards, provided that HTMI shall in the ordinary course of business process (i) Money Now Applications within three minutes of receipt of such Application from Jackson Hewitt, and (ii) RAL Applications prior to the expiration of eight hours after having received from Jackson Hewitt an acknowledgment of the due filing of the related Return, together with a corresponding debt indicator, as received from the IRS (unless such failure to do so is caused by an event affecting the industry generally or is otherwise outside of HTMI’s control). Upon the approval of an Application, HTMI shall promptly communicate check print authorizations to Jackson Hewitt. The amount of any losses incurred by Jackson Hewitt in connection with the Program as a result of HTMI’s processing of duplicate or multiple check print authorizations or other improper approval of checks shall not be considered part of the Gross Margin calculation in Section 5.5.

3.10 Availability of Funds. HTMI shall have sufficient funds available at all times to pay, or cause the payment of, all Bank Product disbursement checks authorized for disbursement to Customers hereunder.

3.11 Reports. HTMI shall provide, in a timely fashion, such reports to Jackson Hewitt as Jackson Hewitt reasonably may request. HTMI covenants and agrees that each such report will be true, correct and complete in all respects.

3.12 Invitation to Apply. If Jackson Hewitt desires to create, print and mail to certain Customers an invitation to apply for a Money Now or RAL prior to any tax season, then HTMI shall reimburse Jackson Hewitt for the cost of one mailing for that tax season if it has first reviewed and approved the anticipated costs associated therewith.

3.13 Loan Solicitation Program. Prior to the commencement of the 2004 tax season and continually thereafter, HTMI shall be permitted to add the names of Customers who previously received Bank Products through TSA and a participating Franchisee to the list used by HTMI in its loan solicitation program (the “Master List”); provided, however, that HTMI may not engage in any solicitation (or use any materials in connection with such solicitation) without having obtained Jackson Hewitt’s prior written approval. Subject to the foregoing, HTMI shall, create, print and mail on Jackson Hewitt’s behalf solicitation materials to Customers (and, at Jackson Hewitt’s request, the Master List), with such frequency as is generally undertaken by HTMI on behalf of other clients. The cost of all solicitations required or permitted under this Section 3.13 shall be borne by HTMI.

3.14 Additional Products. Upon terms to be agreed upon by the parties, HTMI shall facilitate the offering of such additional products to Customers as are generally offered in other Jackson Hewitt offices that are not participating in the Program, unless the offering of such products is restricted by law or contractual obligations. HTMI is not currently aware of any contract to which it is a party that would restrict its ability to offer additional products.

4. RIGHTS, DUTIES AND OBLIGATIONS OF BENEFICIAL FRANCHISE.

4.1 Licenses. Beneficial Franchise hereby grants to Jackson Hewitt, TSA, and all participating Franchisees a nonassignable, nonexclusive right and license under U.S. Patent Nos. 4,890,228, 5,193,057, and 5,963,921 (“Patent Rights”) to use any data processing system or any method falling within the scope of any claim of the Patent Rights. Beneficial Franchise also grants to Jackson Hewitt the exclusive right to grant sublicenses to use any data processing system or method falling within the scope of any claim of the Patent Rights to HTMI.

4.2 Warranties. Beneficial Franchise represents and warrants that it is the true and lawful owner of the Patent Rights, that the Patent Rights do not infringe upon any intellectual property rights of any third parties, and that it has the right to grant the rights and licenses described herein. BENEFICIAL FRANCHISE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SUBJECT MATTER OF THESE LICENSES.

4.3 Expiration of Licenses. The licenses granted to Jackson Hewitt, TSA and participating Franchisees licenses under Section 4.1 above shall run until the termination of this Agreement, and the termination of such licenses shall terminate any sublicenses thereof granted by Jackson Hewitt hereunder.

5. LICENSE AND SUBLICENSE TO HTMI OF CERTAIN RIGHTS; MARKETING AND CERTAIN OTHER EXPENSES; FEES PAID TO JACKSON HEWITT.

5.1 Sublicense of Rights Under Patent. Jackson Hewitt hereby grants to HTMI a non-exclusive and non-assignable right and license under the Patent Rights to use any data processing system or any method falling within the scope of any claim of the Patent Rights in connection with the making of RALs and issuing of RACs to any Customer.

5.2 License of Trademarks. During the Term and subject to the terms and conditions of this Agreement, each of HTMI and Jackson Hewitt hereby grants to the other a non-exclusive, non-assignable and royalty-free right and license to use, reproduce and display its Marks, solely in connection with the marketing, making and processing of Bank Products to Customers in connection with the Program. Neither party shall at any time adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith. Any and all goodwill arising from either party’s use of the other party’s Marks shall inure solely to the benefit of such other party, and neither during nor after the termination of this Agreement shall either party assert any claim to the other party’s Marks or goodwill. Neither party shall use the Marks of the other for any purpose except the purposes specifically set forth herein. All rights in and to the Marks of a party which are not specifically granted to the other herein shall remain with such party.

5.3 Access to Offices. Jackson Hewitt hereby grants to HTMI access to the Jackson Hewitt offices participating in the HTMI Program upon notice to and approval by Jackson Hewitt, which approval shall not be unreasonably withheld, for the purpose of assisting and facilitating the operation of the Program at such offices. Further, in connection with such access, HTMI may inspect any forms, documents, marketing and promotional materials, and check stock that Jackson Hewitt may possess relating to the Program.

5.4 Marketing and Other Certain Expenses. Jackson Hewitt agrees, in connection with the operation of the Program, to: (i) conduct such advertising; (ii) to prepare forms and other written materials; (iii) cause its offices to be equipped with computer equipment; (iv) develop or acquire software; (v) maintain personnel; (vi) train such personnel and Franchisees with respect to the Program Protocols; and (vi) incur other expenses, in each case as reasonably necessary to advertise and accommodate the making of Bank Products to Customers and at its expense, except

[*]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

that HTMI shall be obligated to reimburse Jackson Hewitt for the foregoing expenses, to the extent they are incurred in the Subject Territories, in an amount not to exceed $50,000 per Territory (unless otherwise approved by HTMI), within 30 days following the receipt of an invoice therefor from Jackson Hewitt.

5.5 License Fees. In consideration of the rights granted in Sections 5.1, 5.2 and 5.3 above, and in consideration of the expenses incurred by Jackson Hewitt described in Section 5.4 above, all of which expenses are either directly or indirectly incurred for the benefit of HTMI, HTMI shall pay to Jackson Hewitt, except in the Subject Territories, a License Fee for each Bank Product facilitated by HTMI during each tax season that is originated by TSA or participatory Franchisees pursuant to this Agreement. Such License Fee shall be the sum of the amounts set forth in (a) and the amounts set forth in (b) below.

(a) Base Amount. Except in the Subject Territories, HTMI shall pay to Jackson Hewitt, as a License Fee, the following base amounts: [*]. HTMI shall use its best efforts to pay Jackson Hewitt such compensation, via automated clearinghouse funds to the account designated by Jackson Hewitt hereunder, on each Business Day.

(b) Additional Amounts. Except in the Subject Territories, HTMI shall pay the following additional amounts to Jackson Hewitt, calculated as follows:

(i) [*]

(ii) Except in the Subject Territories, HTMI shall pay to Jackson Hewitt within ten (10) Business Days of each December 31 during the Term, [*].

6. COMPENSATION PAID TO HTMI.

6.1 If the Gross Margin in any particular year measured as of July 1 is a negative number, then Jackson Hewitt shall pay to HTMI within ten (10) Business Days thereafter [*].

7. INDEMNIFICATION.

7.1 Indemnification by Jackson Hewitt. Except as otherwise limited by this Agreement, Jackson Hewitt shall indemnify, defend and hold harmless HTMI, its affiliates, parents and subsidiaries, and their respective officers, directors, employees, agents, successors and permitted assigns, from and against any and all expenses and costs (including, without limitation, reasonable attorneys’ fees), judgments, penalties, liabilities (including amounts paid in settlement or other disposition) in connection with any third party claims, disputes, controversies or litigation arising out of or resulting from (i) any violation or alleged violation of Applicable Law by Jackson Hewitt or TSA in connection with the Program; (ii) any breach by Jackson Hewitt of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of Jackson Hewitt in connection with the performance by it of its obligations under this Agreement.

7.2 Indemnification by HTMI. Except as otherwise limited by this Agreement, HTMI shall indemnify, defend, and hold harmless Jackson Hewitt, its affiliates, parents and subsidiaries, and their respective officers, directors, employees, agents, successors and permitted assigns, from and against any and all expenses and costs (including, without limitation, reasonable attorneys’ fees), judgments, penalties, liabilities (including amounts paid in settlement or other disposition) in connection with any third party claims, disputes, controversies or litigation arising out of or resulting from (i) the Program Protocols (except to the extent that they have not been followed by Jackson Hewitt, TSA or the Participating Franchisee) or the administration of Bank Products by HTMI or Originator hereunder; (ii) the offer and sale of Bank Products by Originator; (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Federal Truth in Lending Act or Regulation Z of the Federal Reserve Board or other applicable federal or state banking and consumer finance laws or regulations) by HTMI, Originator or Beneficial Franchise, or by the Bank Products or Program Protocols themselves, in connection with the Program; (iv) the use of the names, trademarks, service marks, trade names, service names, and logos of Originator in any materials produced hereunder and approved by HTMI in connection with the Program; (v) any breach by HTMI or Beneficial Franchise of any representation, warranty, covenant or agreement hereunder; or (vi) the negligence or willful misconduct of HTMI or Beneficial Franchise in connection with the performance by them of their respective obligations under this Agreement.

7.3 Indemnification Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 7, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

8. TERM; TERMINATION; EFFECT OF TERMINATION.

8.1 Term of Agreement. This Agreement shall become effective as of the first day of January, 2003, and shall continue until December 31, 2005 (the “Initial Term”). This Agreement shall automatically renew for successive one year terms (each, a “Renewal Term”; and, together with the Initial Term, the “Term”), unless any party provides written notice to the other parties of the termination of this Agreement at least one hundred and twenty (120) days prior to the end of the Initial Term or any Renewal Term.

8.2 Termination.

(a) Any party may at its option terminate this Agreement upon ten (10) days’ prior written notice to all other parties if (i) any other party is in material default in the performance of any of its obligations or duties hereunder (provided that the defaulting party has failed to cure such default within such ten-day period); (ii) the IRS withdraws or materially changes the implementing revenue procedures sanctioning RALs to the substantial detriment of that party; or (iii) the operation of the RAL program or the electronic filing program is no longer feasible or practical due to (x) legal or regulatory determinations, enactments or interpretations or (y) significant external events or occurrences beyond that party’s control, provided that the parties shall first mutually endeavor in good faith to employ reasonable efforts to modify the Program in a manner resolving the problems caused by such legal, regulatory, or significant external events or occurrences.

(b) HTMI may terminate this Agreement upon ten (10) days’ prior written notice to all parties if (i) the delinquency rate on RALs made to Customers exceeds 1.7% of total RALs approved as of October 1 of each year (all parties shall endeavor, however, throughout the Term to structure and manage the Program to achieve an ending delinquency level each year of less than 1.7%); (ii) Qualified Expenses relating to RALs increase by more than 15% over the previous year or Qualified Expenses relating to RACs increase by more than 20% over the previous year; or (iii) Jackson Hewitt refuses to consent, if such consent is required pursuant to Section 3.1 hereof, within 30 days of receiving notification thereof, to any proposed Originator if and only if: (w) the proposed Originator is to a national banking association, federal savings bank, or other duly chartered bank capable of offering and selling Bank Products in all fifty states of the United States; (x) HTMI confirms to Jackson Hewitt in writing that it will not offer or sell, or otherwise service any Bank Product to any person other than through the proposed Originator; (y) HTMI notifies Jackson Hewitt in writing of the proposed Originator between May 1 and July 1 of any year during the Term; and (z) HTMI (i) pays the reasonable and quantifiable information technology costs that have been incurred by Jackson Hewitt hereunder prior to notification of the proposed Originator and following the conclusion of the immediately preceding tax season; and (ii) confirms to Jackson Hewitt in writing that it shall pay the reasonable and quantifiable information technology costs that may be incurred by Jackson Hewitt to transition the functions performed by HTMI hereunder to another lender that, as of the date of this Agreement, offers products comparable to the Bank Products, as long as Jackson Hewitt continues to utilize existing Jackson Hewitt technology and communication methods.

(c) Jackson Hewitt may terminate this Agreement (i) upon ten (10) days’ prior written notice, as provided in Section 3.4; or (ii) immediately after a good faith discussion as to alternatives, if HTMI’s processing systems are not available for any reason for more than five (5) consecutive days during any tax season.

(d) HTMI and Beneficial Franchise, on the one hand, or Jackson Hewitt, on the other, may terminate the Agreement, at any time, immediately upon notice to the other parties, (i) upon the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (ii) upon the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (iii) upon the application of the other party for the appointment of a receiver or trustee of its assets.

8.3 Return of Proprietary Information. Upon termination of this Agreement, the parties will return to any furnishing party all proprietary and confidential information received in connection with this Agreement and certify in writing to such furnishing party that such receiving party has not retained any copies of such proprietary or confidential information.

8.4 Survival. Upon the termination of this Agreement in accordance with the provisions of this Article 8, no party shall remain liable to the other, except in respect of Sections 2.7, 3.10, and 5.5, Article 6, Article 7, and Sections 8.3, 8.4, 9.1, 9.2, 9.3, 9.5, 9.9, 9.12, 9.13, 9.14, 9.15 and 9.16, all of which provisions shall survive termination of this Agreement.

9. MISCELLANEOUS

9.1 Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach-Bliley Act of 1999. Jackson Hewitt and HTMI shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual consumers submitted by such consumers to Jackson Hewitt. Jackson Hewitt’s and HTMI’s privacy policy shall be available on its Internet web sites, and each shall comply in all respects with the provisions of such privacy policy.

9.2 Information Security. Each party has developed, implemented, and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to (i) ensure the security and confidentiality of confidential information provided to the other parties hereunder, (ii) protect against anticipated threats or hazards to the security or integrity of such confidential information, and (iii) protect against unauthorized access or use of such confidential information. All personnel handling such confidential information have been appropriately trained in the implementation of that party’s information security policies and procedures. Each party regularly audits and reviews its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of then-current circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to confidential information.

9.3 Proprietary and Confidentiality Rights of The Parties. Each of the parties is informed and acknowledges that implementation and operation of the Program will involve the use of certain systems, computer programs, marketing, product development, risk management, and strategy data and/or other data, including business information or trade secrets (“Proprietary Information”) that are proprietary to the respective parties. Each party will retain in confidence all Proprietary Information received in connection with this Agreement and limit access to or disclosure of such Proprietary Information received in connection with this Agreement solely for the purpose of operation of the Program hereunder. To this end, the recipient will employ the same degree of care to avoid disclosure of such information that it employs with respect to its own information that it deems confidential. Such obligation of confidentiality shall not extend to any information which is shown to have been known by the receiving party prior to disclosure to it by the other party or parties hereto or generally known to others engaged in the same trade or business as the furnishing party, or that is or shall become part of public knowledge through no act or omission by the receiving party or its directors, officers, employees, professional advisors, or other representatives, or that shall have been lawfully received by the receiving party from a third party other than professional advisors and other representatives. Notwithstanding the foregoing, HTMI, upon obtaining appropriate consents from Applicants and the prior written consent of Jackson Hewitt, may share data obtained from such Applicant’s Returns and Applications with its affiliates for the purpose of offering financial products which are not offered by Jackson Hewitt and for the purpose of detecting or preventing fraud.

9.4 Exclusivity. Jackson Hewitt shall cause TSA to offer and provide Bank Products administered by HTMI exclusively in, but not limited to, its offices that use Jackson Hewitt proprietary tax preparation software; provided, however, that if HTMI does not service all Bank Products in any state, then TSA may contract with another entity to offer and provide such or similar products in such state.

9.5 Audit Rights of Jackson Hewitt. During the Term and for a period of one year thereafter, HTMI shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to Jackson Hewitt hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to Jackson Hewitt and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, Jackson Hewitt and such agents such assistance as they reasonably may require. Jackson Hewitt shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by HTMI of more than five percent (5%) of any amount due hereunder, then HTMI shall, promptly upon Jackson Hewitt’s request, reimburse Jackson Hewitt for such audit expenses.

9.6 Representations. Each party represents and warrants to the others that (i) it is a corporation in good standing, (ii) its execution of this Agreement does not constitute a violation of any agreement or relationship to which it is a party, (iii) it has the right to enter into and perform its obligations hereunder and to grant the rights granted herein, and (iv) its Marks do not infringe upon the copyrights or trademarks of any third parties.

9.7 Agency. This Agreement does not establish or create a joint venture among Jackson Hewitt or HTMI and the employees, agents or representatives of the respective parties are not the partners, agents or representatives of each other. Except as otherwise provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

9.8 Assignment. Subject to the next sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. Either party may assign this Agreement to an affiliate of equal or greater net worth or in connection with a consolidation, merger or sale of all or substantially all of its assets, without the consent of the other party, provided that the successor in interest to such party assumes the obligations of such party hereunder and agrees to be bound by the terms hereof. This Agreement and the covenants and agreements herein contained shall, subject to the provisions of this Section, inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

9.9 Litigation. In the event of litigation among the parties with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees from the losing party or parties, including such fees incurred during any such litigation on appeal.

9.10 Force Majeure. Either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon five (5) consecutive days’ notice during any tax season or upon thirty (30) consecutive days’ notice at any other time, effective immediately upon written notice to such party.

9.11 Public Announcements. The parties hereto will jointly determine the appropriateness, timing, distribution, and content of any press releases and any other public announcements that relate to this Agreement or the parties’ business relationship.

9.12 DISCLAIMERS. THE OBLIGATIONS OF JACKSON HEWITT, HTMI AND BENEFICIAL FRANCHISE UNDER THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED. NONE OF JACKSON HEWITT, HTMI OR BENEFICIAL FRANCHISE SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR INCOME, LOSS OF USE OR OTHER BENEFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER OTHER THAN (I) PURSUANT TO THEIR RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII, OR (II) THOSE DAMAGES OR LOSSES THAT ARE CAUSED BY ITS OWN GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

9.13 Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between the parties hereto shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (without regard to its conflict of laws principles).

9.14 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, addressed to each as follows:

If to Jackson Hewitt: to the address first listed on the Agreement.

If to HTMI to:

Household Tax Masters Inc.

90 Christiana Road

New Castle, DE 19720

Attention: Reynold F. Sbrilli, Vice President

cc: Kevin T. Peck, Esq.

If to Beneficial Franchise:

Beneficial Franchise Company, Inc.

200 Somerset Corporate Blvd.

Bridgewater, NJ 08807

Attention: Susan E. Artmann

If to Jackson Hewitt:

Jackson Hewitt Inc.

7 Sylvan Way

Parsippany, NJ 07054

Attention: Vice President—Bank Products

cc: General Counsel

Any party may change the address to which it desires notices to be sent by giving the other parties ten (10) days’ prior notice of any such change.

Any notice shall be deemed given upon its receipt by the party to whom the notice is addressed.

9.15 Severability; Waiver. If any provision of this Agreement (other than a provision relating to fees to Jackson Hewitt, credit criteria, Money Now Fees or RAL Fees administered to Customers by HTMI) shall for any reason be held invalid, illegal or unenforceable, then the same shall not affect the validity of this Agreement or any other provision hereof, unless such a change has a material impact on any party, and this Agreement shall be interpreted and construed as if such provision to the extent invalid, had not been contained herein. The parties shall in good faith endeavor to redesign the RAL program or the terms hereof in a manner consistent with the intent and economic effect of this Agreement before terminating this Agreement pursuant to this Section. No waiver of any breach of this Agreement shall be effective unless made in writing and signed by an authorized representative of the waiving party. The waiver by any party of any breach hereof shall not operate or be interpreted as a waiver of any other or subsequent breach.

9.16 Commitment to Negotiation; Mediation.

(a) Negotiation. Except with respect to a party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against either party by third parties, no party hereto shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute among the parties before that party has sought to resolve the dispute through direct negotiation with the other parties. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then attempt to resolve the dispute through mediation.

(b) Mediation. If a dispute is not resolved by direct negotiation, as provided hereinabove, either party may demand nonbinding mediation. In the event mediation is demanded, it shall take place with a mediator to be agreed upon by the parties. In the event the parties are unable to agree upon a mediator, one will be appointed by the American Arbitration Association (“AAA”). The mediation will take place in New York, New York, or such other place as the parties may agree, and the parties agree to stay the filing of any action in Court for a period of a minimum of three months from the date mediation is demanded to permit the mediation to take place.

(c) Consent to Jurisdiction. The parties agree that any other party may institute any action against it in any state or federal court of competent jurisdiction located in the City of New York, State of New York and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts. This provision, however, shall not prevent a party from filing suit in any other court of competent jurisdiction if it chooses to do so.

9.17 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY AGREEMENT OR DOCUMENT RELATED HERETO OR DELIVERED HEREUNDER (A “RELATED AGREEMENT”), OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH SUIT, ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.18 Entire Agreement. This Agreement, together with all Exhibits hereto, including any Related Agreements, represents the entire agreement between the parties with respect to the subject matter set forth herein and each party represents and warrants to the other that there are no oral understandings between or among them or other written documents that differ from the terms and conditions of this Agreement. This Agreement may be modified only by a written agreement, signed by the party against whom enforcement is sought. This Agreement supercedes and replaces in its entirety the Program Agreement made effective on August 6, 2002, by and between Jackson Hewitt, Beneficial Franchise and Household Bank, f.s.b., (the “Original Agreement”), and the Original Agreement is terminated as of the effective date of this Agreement.

9.19 Headings; Construction. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement. When, in this Agreement, a party is given the right to “review” any materials, such party is also given the right to comment upon such materials and, in all such cases, such comments shall be conveyed within two weeks’ of such party’s receipt of the same, after which time such party’s right to comment shall be forfeited.

9.20 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of, which shall be taken together and deemed to be one instrument.

9.21 Further Assurance. From time to time after the execution of this Agreement, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Signature Page Follows]

The parties have executed and delivered this Agreement as of the day and year first above written.

WITNESS:	HOUSEHOLD TAX MASTERS INC.

	By:	/s/ Reynold F. Sbrilli

Name: Reynold F. Sbrilli
Title: SVP

WITNESS:	BENEFICIAL FRANCHISE COMPANY, INC.

	By:	/s/ Susan E. Artmann

Name: Susan E. Artmann
Title:

WITNESS:	JACKSON HEWITT INC.

	By:	/s/ Bill San Giacomo

Name: Bill San Giacomo
Title: Vice President—Bank Products